SECURITIES PURCHASE AGREEMENT

     SECURITIES PURCHASE AGREEMENT (the "Agreement"), dated as of March 31, 2003, by and among Aphton Corporation, a Delaware corporation, with headquarters located at 80 SW Eight Street, Miami, Florida 33130 (the "Company"), and the investors listed on the Schedule of Buyers attached hereto (individually, a "Buyer" and collectively, the "Buyers").

     WHEREAS:

     A. The Company and each Buyer is executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"), and Rule 506 of Regulation D ("Regulation D") as promulgated by the United States Securities and Exchange Commission (the "SEC") under the 1933 Act;

     B. The Company has authorized a new series of senior convertible notes of the Company in the form attached hereto as Exhibit A (together with any senior convertible notes issued in replacement thereof in accordance with the terms thereof, the "Initial Notes"), which Initial Notes shall be convertible into shares of the Company's Common Stock, par value $.001 per share (the "Common Stock") (as converted, the "Initial Conversion Shares"), in accordance with the terms of the Initial Notes;

     C. The Company has authorized a new series of senior convertible notes of the Company in the form attached hereto as Exhibit B (together with any senior convertible notes issued in replacement thereof in accordance with the terms thereof, the "Additional Notes"), which Additional Notes shall be convertible into shares of the Common Stock (as converted, the "Additional Conversion Shares" and collectively with the Initial Conversion Shares, the "Conversion Shares") in accordance with the terms of the Additional Notes;

     D. The Initial Notes and the Additional Notes collectively are referred to in this Agreement as the "Notes";

     E. The Notes bear interest, which at the option of the Company, subject to certain conditions, may be paid in shares of Common Stock ("Interest Shares");

     F. Each Buyer wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, (i) that aggregate principal amount of Initial Notes set forth opposite such Buyer's name in column (3) on the Schedule of Buyers (which aggregate principal amount for all Buyers together shall be $15,000,000) and (ii) warrants, in substantially the form attached hereto as Exhibit C (the "Initial Warrants"), to acquire that number of shares of Common Stock for each $1,000 of principal amount of Initial Notes purchased (as exercised, collectively, the "Initial Warrant Shares") equal to the quotient of (i) $180 divided by (ii) $2.50 (the "Valuation Price");

     G. Subject to the terms and conditions set forth in this Agreement, certain of the Buyers shall be required to purchase, and the Company shall be required to sell, (i) $5,000,000


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principal   amount  of  Additional   Notes;  and  (ii)  related   warrants,   in
substantially the form attached hereto as Exhibit C (the "Additional Warrants" and, collectively with the Initial Warrants, the "Warrants"), to acquire that number of shares of Common Stock for each $1,000 of principal amount of Additional Notes purchased (as exercised, collectively, the "Additional Warrant Shares" and, collectively with the Initial Warrant Shares, the "Warrant Shares") equal to the quotient of (i) $180 divided by (ii) the Valuation Price (as appropriately adjusted for any stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock which occur after the date of this Agreement and, on the terms of Section 2 of the Additional Warrants in proportion to adjustments that would be made to the initial Exercise Price thereunder, for any issuances or deemed issuances of securities by the Company which occur after the date of this Agreement);

     H. Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement, substantially in the form attached hereto as Exhibit D (the "Registration Rights Agreement"), pursuant to which the Company has agreed to provide certain registration rights with respect to the Conversion Shares, the Warrant Shares and the Interest Shares under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

     I. The Notes, the Conversion Shares, the Interest Shares, the Warrants and the Warrant Shares collectively are referred to herein as the "Securities".

     NOW, THEREFORE, the Company and each Buyer hereby agree as follows:

     1.   PURCHASE AND SALE OF NOTES AND WARRANTS.

          (a)  Purchase of Notes and Warrants.

               (i) Initial Notes and Initial Warrants. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 1(b), 6(a) and 7(a) below, the Company shall issue and sell to each Buyer, and each Buyer severally, but not jointly, agrees to purchase from the Company on the Initial Closing Date (as defined below), a principal amount of Initial Notes, as is set forth opposite such Buyer's name in column (3) on the Schedule of Buyers, along with Initial Warrants to acquire that number of Initial Warrant Shares for each $1,000 principal amount of Initial Notes purchased equal to the quotient of (A) $180 divided by (B) the Valuation Price (the "Initial Closing").

               (ii) Additional Notes and Additional Warrants. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 1(c), 6(b) and 7(b) below, the Company shall issue and sell to certain of the Buyers and such Buyers shall purchase from the Company on the Additional Closing Date (as defined below), a principal amount of Additional Notes, as is set forth opposite such Buyer's name in column (4) on the Schedule of Buyers, along with Additional Warrants to acquire that number of Additional Warrant Shares for each $1,000 principal amount of Additional Notes purchased equal to the quotient of (A) $180 divided by (B) the Valuation Price (as appropriately adjusted for any stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock which occur after the date of this Agreement and, on the terms of Section 2 of the Additional Warrants in proportion to

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adjustments that would be made to the initial Exercise Price thereunder, for any issuances or deemed issuances of securities by the Company which occur after the date of this Agreement) (the "Additional Closing").

               (iv) Closings. The Initial Closing and the Additional Closing collectively are referred to in this Agreement as the "Closings". Each Closing shall occur on the applicable Closing Date at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022.

               (v) Purchase Price. The purchase price for each Buyer (the "Purchase Price") of the Notes and related Warrants to be purchased by each such Buyer at each Closing shall be equal to $1.00 for each $1.00 of principal amount of Notes being purchased by such Buyer at such Closing.

          (b) Initial Closing Date. The date and time of the Initial Closing (the "Initial Closing Date") shall be 10:00 a.m., New York City Time, on the date hereof, subject to notification of satisfaction (or waiver) of the conditions to the Initial Closing set forth in Sections 6(a) and 7(a) below (or such later date as is mutually agreed to by the Company and each Buyer).

          (c) Additional Closing Date. Subject to timely delivery by the Company to the Buyers of the Additional Note Notice (as defined below), the date and time of the Additional Closing (the "Additional Closing Date") shall be 10:00 a.m., New York City Time, on the date specified in the Additional Note Notice, subject to satisfaction (or waiver) of the conditions to the Additional Closing set forth in Sections 6(b) and 7(b) and the conditions set forth in this Section 1(c) (or such later date as is mutually agreed to by the Company and the Buyers). Subject to the requirements of Sections 6(b) and 7(b) and the conditions contained in this Section 1(c), the Company shall issue and sell to such Buyer on one occasion $5,000,000 principal amount of Additional Notes on the Additional Closing Date, which date shall be 3 Business Days after delivery by the Company of written notice to such Buyer (the "Additional Note Notice") setting forth the satisfaction (or waiver) of the conditions to the Additional Closing set forth in Sections 6(b) and 7(b) and the conditions set forth in this
Section 1(c). The Additional Note Notice shall be delivered by the Company (the date of delivery, the "Additional Note Notice Date") within 3 Business Days after satisfaction (or waiver) of such conditions. If the Company fails to deliver such notice, or at any time that the applicable Buyer waives any remaining conditions set forth in this Section 1(c), in Section 7(b) or otherwise, such Buyer shall be entitled to compel the Additional Closing by delivering a notice to the Company to such effect. Notwithstanding anything in this Agreement to the contrary, the Company shall not be entitled to require the purchase of the Additional Notes unless, in addition to the requirements of Sections 6(b) and 7(b), all of the following conditions are satisfied (or waived): (i) on each day during the period beginning on the first day of the Measuring Period (as defined below) and ending on the Additional Closing Date, the Initial Registration Statement (as defined in the Registration Rights Agreement) covering the Initial Registrable Securities (as defined in the Registration Rights Agreement) shall be effective and available for the sale of at least all of the Initial Registrable Securities required to be included in such Initial Registration Statement and there shall not have been any Grace
Periods (as defined in the Registration Rights Agreement); (ii) on each day during the period beginning on the date hereof and ending on the Additional Closing Date, the

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
Common Stock is designated for quotation on The NASDAQ National Market (or in the event that the Company is no longer listed with The NASDAQ National Market, the market or exchange on which the Common Stock is then listed and traded, which only may be The New York Stock Exchange, Inc., the American Stock Exchange or The NASDAQ SmallCap Market) (any such market being the "Principal Market") and shall not have been suspended from trading on such market (other than suspensions of not more than one day and occurring prior to the first day of the Measuring Period due to business announcements by the Company) nor shall delisting or suspension by such market been threatened or pending in a manner that shall cause the Common Stock to no longer be listed on a Principal Market either (A) in writing by such market or (B) by falling below the minimum listing maintenance requirements of such market; (iii) during the period beginning on the date hereof and ending on and including the Additional Closing Date, there shall not have occurred (A) an event constituting an Event of Default (as defined in the Notes), (B) an event that with the passage of time and without being cured would constitute an Event of Default, or (C) the public announcement of a pending, proposed or intended Change of Control (as defined in the Notes), unless such pending, proposed or intended Change of Control has been terminated, abandoned or consummated and the Company has publicly announced such termination, abandonment or consummation of such Change of Control prior to the beginning of the Measuring Period; (iv) during the period beginning on the date hereof and ending on and including the Additional Closing Date, to the extent that any Buyer elects to convert the Initial Notes or to exercise the Initial Warrants, the Company shall have delivered the applicable Initial Conversion Shares upon conversion of the Initial Notes and Initial Warrant Shares upon exercise of the Initial Warrants on a timely basis as set forth in the Initial Notes and the Initial Warrants, respectively; (v) the Company shall not have failed to timely make any payments within five (5) Business Days of when such payment is due, whether as interest or penalty payments, pursuant to any of the Transaction Documents (as defined below); (vi) the Closing Sale Price (as defined in the Additional Note) of the Common Stock exceeds $3.00 on each of the 10 Trading Days (as defined in the Notes) (each, a "Qualifying Trading Day") immediately prior (I) to the Additional Closing Date (the "Measuring Period") and (II) the Additional Note Notice Date; and (vii) on or before the delivery of the Additional Note Notice, the Company shall have received the Stockholder Approval (as defined in Section 4(n) below). As used herein, "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

          (d) Form of Payment. On each Closing Date, (i) each Buyer shall pay its Purchase Price to the Company for the Notes and Warrants to be issued and sold to such Buyer at the applicable Closing, by wire transfer of immediately available funds in accordance with the Company's written wire instructions, and
(ii) the Company shall deliver to each Buyer, the Notes (in the principal amounts as such Buyer shall request) which such Buyer is then purchasing along with the Warrants (in the amounts as such Buyer shall request) such Buyer is purchasing, duly executed on behalf of the Company and registered in the name of such Buyer or its designee.

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
     2.   BUYER'S REPRESENTATIONS AND WARRANTIES.

          Each Buyer represents and warrants with respect to only itself that:

          (a) No Public Sale or Distribution; Prior Sales. Such Buyer is (i) acquiring the Notes and the Warrants and (ii) upon conversion of the Notes and exercise of the Warrants (other than pursuant to a Cashless Exercise (as defined in the Warrants)) will acquire the Conversion Shares and the Warrant Shares issuable upon conversion or exercise thereof, for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act; provided, however, that by making the representations herein, such Buyer does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act. From September 27, 2002 through the date hereof, such Buyer has not sold (for purposes of Section 16 of the 1934 Act (as defined in the Registration Rights Agreement) and the rules and regulations promulgated thereunder) any shares of Common Stock.

          (b) Accredited Investor Status. Such Buyer is an "accredited investor" as that term is defined in clauses (1), (2), (3), (7) or (8) of Rule 501(a) of Regulation D.

          (c) Reliance on Exemptions. Such Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such
Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire the Securities.

          (d) Information. Such Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances, prospects and operations of the Company and materials relating to the offer and sale of the Securities which have been requested by such Buyer. Such Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by such Buyer or its advisors, if any, or its representatives shall modify, amend or affect such Buyer's right to rely on the Company's representations and warranties contained herein. Such Buyer understands that its investment in the Securities involves a high degree of risk and is able to afford a complete loss of such investment. Such Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

          (e) No Governmental Review. Such Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

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
          (f) Transfer or Resale. Such Buyer understands that except as provided in the Registration Rights Agreement: (i) the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such Buyer shall have delivered to the Company an opinion of counsel, in a generally acceptable form, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such Buyer provides the Company with reasonable assurance that such Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the 1933 Act, as amended, (or a successor rule thereto) (collectively, "Rule 144");
(ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the Person (as defined in Section 3(r)) through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other Person is under any obligation to register the Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. The Securities may be pledged in connection with a bona fide margin account or other loan secured by the Securities and such pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Buyer effecting a pledge of Securities shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document, including, without limitation, this Section 2(f); provided, that in order to make any sale, transfer or assignment of Securities, such Buyer and its pledgee makes such disposition in accordance with or pursuant to a registration statement or an exemption under the 1933 Act.

          (g) Legends. Such Buyer understands that the certificates or other instruments representing the Notes and the Warrants and, until such time as the resale of the Conversion Shares the Warrant Shares have been registered under the 1933 Act as contemplated by the Registration Rights Agreement, the stock certificates representing the Conversion Shares the Warrant Shares, except as set forth below, shall bear any legend as required by the "blue sky" laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

     [NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE [CONVERTIBLE][EXERCISABLE] HAVE BEEN][THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN] REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL, IN A

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
     GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Securities upon which it is stamped, if, unless otherwise required by state securities laws, (i) such Securities are registered for sale under the 1933 Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that such sale, assignment or transfer of the Securities may be made without registration under the 1933 Act and that such legend is no longer required, or (iii) such holder provides the Company with reasonable assurance that the Securities can be sold, assigned or transferred pursuant to Rule 144.

          (h) Validity; Enforcement. This Agreement and the Registration Rights Agreement have been duly and validly authorized, executed and delivered on behalf of such Buyer and shall constitute the legal, valid and binding obligations of such Buyer enforceable against such Buyer in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

          (i) Residency. Such Buyer is a resident of, has its principal place of business in, or is incorporated in, as applicable, that country or state specified below its address on the Schedule of Buyers.

     3.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

          The Company represents and warrants to each of the Buyers that:

          (a) Organization and Qualification. Each of the Company and its Subsidiary are corporations duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated, and have the requisite corporate power and authorization to own their properties and to carry on their business as now being conducted. Each of the Company and its Subsidiary is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Agreement, "Material Adverse Effect" means any material adverse effect on the business, properties, assets, operations, results of operations, condition (financial or otherwise) or prospects of the Company and its Subsidiary, taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform its obligations under the

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
Transaction Documents (as defined below). For purposes of this Agreement, "Subsidiary" means Aphton (BVI) Corporation, a British Virgin Islands corporation ("Aphton BVI"), which is the only entity in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest. The Company has no Subsidiaries other than Aphton BVI. Aphton BVI is a shell entity, which is inactive and does not conduct any business or hold any assets.

          (b)  Authorization;   Enforcement;   Validity.  The  Company  has  the
requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Notes, the Registration Rights Agreement, the Voting Agreement, by and between the Company and certain stockholders of the Company of even date herewith (the "Voting Agreement"), the Irrevocable Transfer Agent Instructions (as defined in Section 5(b)), the Warrants and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the "Transaction Documents") and, subject to Stockholder Approval (as defined below) with respect to (x) issuing Securities in excess of the Company's authorized and unissued share capital as of the date hereof and (y) issuing shares of Common Stock in excess of the Exchange Cap (as defined in the Notes) in compliance with the rules and regulations of the Principal Market (clauses (x) and (y) being collectively the "Qualifications") to issue the Securities in accordance with the terms hereof and thereof. The Voting Agreement has been duly executed and delivered by the Company and holders of Common Stock representing not less than 38.2% of the Company's outstanding Common Stock approving the Qualifications. The execution and delivery of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Notes and the Warrants and the reservation for issuance and the issuance of the Conversion Shares and the Warrant Shares issuable upon conversion or exercise thereof, as the case may be, have been duly authorized by the Company's Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its stockholders (other than the Stockholder Approval with respect to the Qualifications). This Agreement and the other Transaction Documents of even date herewith have been duly executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except (i) as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies, or (ii) as any rights to indemnity or contribution hereunder may be limited by federal and state securities laws and public policy consideration. As of each Closing, the Transaction Documents dated after the date hereof and required to have been executed and delivered with respect to such Closing shall have been duly executed and delivered by the Company, and shall constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except (i) as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditor's rights and remedies or (ii) as any rights to indemnity or contribution hereunder may be limited by federal and state securities laws and public policy consideration.

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
          (c) Issuance of Securities. The Notes and Warrants are duly authorized and, upon issuance in accordance with the terms hereof, shall be free from all taxes, liens and charges with respect to the issue thereof. Immediately following the Stockholder Approval, the Company shall duly authorize and reserve for issuance a number of shares of Common Stock which equals 150% of the sum of the number of shares of Common Stock issuable upon conversion of, and as payment for interest on, the Initial Notes and the number of shares of Common Stock issuable upon exercise of the Initial Warrants. As of the Additional Closing, a number of shares of Common Stock shall have been duly authorized and reserved for issuance which equals 150% of the sum of the number of shares of Common Stock issuable upon conversion of, and as payment for interest on, the Notes and the number of shares of Common Stock issuable upon exercise of the Warrants. Thereafter, the Company shall, so long as any of the Notes are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Capital Stock, solely for the purpose of effecting the conversion of the Notes, 130% of the sum of the number of shares of Common Stock issuable upon conversion of, and as payment for interest on, the Notes and the number of shares of Common Stock issuable upon exercise of the Warrants. Upon conversion or exercise in accordance with the Notes or the Warrants, as the case may be, and upon issuance of Interest Shares as interest on the Notes, the Conversion Shares, the Warrant Shares and the Interest Shares, respectively, will be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. Assuming the accuracy of each of the representations and warranties set forth in Section 2 hereof, the issuance by the Company of the Securities is exempt from registration under the 1933 Act.

          (d) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Notes and Warrants and reservation for issuance and issuance of the Conversion Shares, the Interest Shares and the Warrant Shares) will not (i) result in a violation of the certificate of incorporation, any certificate of designations, preferences and rights of any outstanding series of preferred stock or Bylaws of the Company or its Subsidiary or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company or its Subsidiary is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the Principal Market) applicable to the Company or its Subsidiary or by which any property or asset of the Company or its Subsidiary is bound or affected, except (x) for the Stockholder Approval with respect to the Qualifications and
(y) in the case of clauses (ii) and (iii), for such breaches or defaults as would not be reasonably expected to have a Material Adverse Effect.

          (e) Consents. Except for the Stockholder Approval with respect to the Qualifications, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents, in each case in accordance with the terms hereof or thereof. All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the applicable Closing Date. The Company and its Subsidiary are unaware of any facts or circumstances which might prevent the Company from obtaining or effecting any of the foregoing. Except for the fact that the market price of the Company's Common Stock is less than $3.00 per share, the Company is not in violation of the listing requirements of the Principal Market and has no knowledge of any facts which would reasonably lead to delisting or suspension of the Common Stock in the foreseeable future.

          (f) Acknowledgment Regarding Buyer's Purchase of Securities. The Company acknowledges and agrees that each Buyer is acting solely in the capacity of arm's length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that no Buyer is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by a Buyer or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to such Buyer's purchase of the Securities. The Company further represents to each Buyer that the Company's decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

          (g) No General Solicitation; Placement Agent's Fees. Neither the Company, nor any of its affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities. The Company shall be responsible for the payment of any placement agent's fees, financial advisory fees, or brokers' commissions (other than for persons engaged by any Buyer or its investment advisor) relating to or arising out of the transactions contemplated hereby. The Company shall pay, and hold each Buyer harmless against, any liability, loss or expense (including, without limitation, attorney's fees and out-of-pocket expenses) arising in connection with any such claim.

          (h) No Integrated Offering. None of the Company, its Subsidiary, any of their affiliates, and any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Securities under the 1933 Act or cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of the 1933 Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated. None of the Company, its Subsidiary, their affiliates and any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of any of the Securities under the 1933 Act or cause the offering of the Securities to be integrated with other offerings.

          (i) Dilutive Effect. The Company understands and acknowledges that the number of Conversion Shares issuable upon conversion of the Notes and the Warrant Shares issuable upon exercise of the Warrants will increase in certain circumstances. The Company further acknowledges that its obligation to issue Conversion Shares upon conversion of the Notes in accordance with this Agreement and the Notes and its obligation to issue the Warrant Shares upon exercise of the Warrants in accordance with this Agreement and the Warrants is, in each case, absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company.

          (j) Application of Takeover Protections; Rights Agreement. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation (as defined in Section 3(q)) or the laws of the state of its incorporation which is or could become applicable to any Buyer as a result of the transactions contemplated by this Agreement, or any prior transaction between the Company and any Buyer, including, without limitation, the Company's issuance of the Securities and any Buyer's ownership of the Securities. The Company has not adopted a stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company.

          (k) SEC Documents; Financial Statements. Since December 31, 2000, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof, or in connection with any Closing subsequent to the date hereof, filed prior to the date of such Closing, and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC Documents"). The Company has delivered to the Buyers or their respective representatives true, correct and complete copies of the SEC Documents not available on the EDGAR system. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). After giving effect to the 8-K Filing (as defined below), no other information provided by or on behalf of the Company to the Buyers which is not included in the SEC Documents, including, without limitation, information referred to in Section 2(d) of this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.

          (l) Absence of Certain Changes. Except as disclosed in Schedule 3(l), since December 31, 2001, there has been no material adverse change and no material adverse development in the business, properties, operations, condition (financial or otherwise), results of operations or prospects of the Company or its Subsidiary. Since December 31, 2001, the Company has not (i) declared or paid any dividends, (ii) sold any assets, individually or in the aggregate, in excess of $100,000 outside of the ordinary course of business or (iii) had capital expenditures, individually or in the aggregate, in excess of $500,000. The Company has not taken any steps to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so. The Company, after giving effect to the transactions contemplated hereby to occur at each Closing, will not be Insolvent (as defined below). For purposes of this Section 3(l), "Insolvent" means (i) the present fair saleable value of the Company's assets is less than the amount required to pay the Company's total indebtedness, contingent or otherwise, (ii) the Company is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) the Company intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) the Company has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

          (m) No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur, with respect to the Company or its Subsidiary or their respective business, properties, prospects, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly announced except with respect to the Company's ongoing negotiations with Aventis Pharmaceuticals Inc..

          (n) Conduct of Business; Regulatory Permits. Neither the Company nor its Subsidiary is in violation of any term of or in default under its Certificate of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock of the Company or Bylaws or their organizational charter or bylaws, respectively. Neither the Company nor its Subsidiary is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Company or its Subsidiary, and neither the Company nor its Subsidiary will conduct its business in violation of any of the foregoing, except for possible violations which would not, individually or in the aggregate, have a Material Adverse Effect. Without limiting the generality of the foregoing, the Company is not in violation of any of the rules, regulations or requirements of the Principal Market and, except for the fact that the market price of the Company's Common Stock is less than $3.00 per share, has no knowledge of any facts or circumstances which would reasonably lead to delisting or suspension of the Common Stock by the Principal Market in the foreseeable future. Except as disclosed in the Company's Quarterly Report on Form 10-Q filed on November 14, 2002 under the caption "Liquidity and Capital Resources", since December 31, 2001, (i) the Common Stock has been designated for quotation or listed on the Principal Market, (ii) trading in the Common Stock has not been suspended by the SEC or the Principal Market and (iii) the Company has received no communication, written or oral, from the SEC or the Principal Market regarding the suspension or delisting of the Common Stock from the Principal Market. The Company and its Subsidiary possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not have, individually or in the aggregate, a Material Adverse Effect, and neither the Company nor its Subsidiary has received any notice of proceedings relating to the revocation or modification of its certificate, authorization or permit.

          (o) Foreign Corrupt Practices. Neither the Company, nor its Subsidiary, nor any director, officer, agent, employee or other Person acting on behalf of the Company or its Subsidiary has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

          (p) Transactions With Affiliates. Except as set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, none of the officers, directors or employees of the Company is presently a party to any transaction with the Company or its Subsidiary (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

          (q) Equity Capitalization. As of the date hereof, the authorized capital stock of the Company consists of (x) 30,000,000 shares of Common Stock, of which as of the date hereof, 24,701,639 shares are issued and outstanding, 3,364,940 shares are reserved for issuance pursuant to the Company's employee incentive plan and other warrants outstanding and 1,650,000 shares are reserved for issuance pursuant to securities (other than the Notes and the Warrants) exercisable or exchangeable for, or convertible into, shares of Common Stock, and (y) 2,000,000 shares of preferred stock, of which as of the date hereof, none are issued and outstanding. All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable. Except as disclosed in the Company's Prospectus Supplement dated February 21, 2003: (i) no shares of the Company's capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company or its Subsidiary, or contracts, commitments, understandings or arrangements by which the Company or its Subsidiary is or may become bound to issue additional shares of capital stock of the Company or its Subsidiary or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company or its Subsidiary; (iii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness (as defined in Section 3(r)) of the Company or its Subsidiary or by which the Company or its Subsidiary is or may become bound; (iv) there are no financing statements securing obligations in any material amounts, either singly or in the aggregate, filed in connection with the Company; (v) there are no agreements or arrangements under which the Company or its Subsidiary is obligated to register the sale of their securities under the 1933 Act (except the Registration Rights Agreement); (vi) there are no outstanding securities or instruments of the Company or its Subsidiary which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or its Subsidiary is or may become bound to redeem a security of the Company or its Subsidiary; (vii) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities; (viii) the Company does not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement; and (ix) the Company and its Subsidiary have no liabilities or obligations required to be disclosed in the SEC Documents (as defined herein) but not so disclosed in the SEC Documents, other than those incurred in the ordinary course of the Company's or its Subsidiary's respective businesses and which, individually or in the aggregate, do not or would not have a Material Adverse Effect. The Company has furnished to the Buyer true, correct and complete copies of the Company's Certificate of Incorporation, as amended and as in effect on the date hereof (the "Certificate of Incorporation"), and the Company's Bylaws, as amended and as in effect on the date hereof (the "Bylaws"), and the terms of all securities convertible into, or exercisable or exchangeable for, Common Stock and the material rights of the holders thereof in respect thereto.

          (r) Indebtedness and Other Contracts. Except as disclosed in Schedule 3(r)(i), neither the Company nor its Subsidiary (i) has any outstanding Indebtedness (as defined below), (ii) is a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument would result in a Material Adverse Effect, (iii) is in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect, or (iv) is a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of the Company's officers, has or is expected to have a Material Adverse Effect. The Company's Current Report on Form 8-K dated December 20, 2002 provides a detailed description of the material terms of any such outstanding Indebtedness. As of the date hereof the Company has no Indebtedness that ranks senior to or, except with respect to the Aventis Debentures (as defined below), pari passu with, the Notes. No Indebtedness, including the Aventis Debentures, are secured. Schedule 3(r)(ii) sets forth each of the Company's "material contracts," as such term is used in Item 601 of Regulation S-K promulgated by the SEC. For purposes of this Agreement: (x) "Indebtedness" of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, change, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; (y) "Contingent Obligation" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; and (z) "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

          (s) Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by the Principal Market, any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company, the Common Stock or the Subsidiary or any of the Company's or the Subsidiary's officers or directors in their capacities as such.

          (t) Insurance. The Company and its Subsidiary are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiary are engaged. Neither the Company nor its Subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor its Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

          (u) Employee Relations. (i) Neither the Company nor its Subsidiary is a party to any collective bargaining agreement or employs any member of a union. The Company and its Subsidiary believe that their relations with their employees are good. No executive officer of the Company (as defined in Rule 501(f) of the 1933 Act) has notified the Company that such officer intends to leave the Company or otherwise terminate such officer's employment with the Company. No executive officer of the Company, to the knowledge of the Company, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or its Subsidiary to any liability with respect to any of the foregoing matters.

               (ii) The Company and its Subsidiary are in compliance with all federal, state, local and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

          (v) Title. The Company and its Subsidiary have good and marketable title to all personal property owned by them which is material to the business of the Company and its Subsidiary, in each case free and clear of all liens, encumbrances and defects or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and its Subsidiary. Neither the Company nor its Subsidiary owns any real property. Any real property and facilities held under lease by the Company and its Subsidiary are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiary.

          (w) Intellectual Property Rights. The Company and its Subsidiary own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights ("Intellectual Property Rights") necessary to conduct their respective businesses as now conducted. Except as set forth in Schedule 3(w), none of the Company's issued patents that are assigned to it or any Intellectual Property Rights that are material to the business of the Company have expired or terminated, or are expected to expire or terminate within three years from the date of this Agreement. The Company does not have any knowledge of any infringement by the Company or its Subsidiary of Intellectual Property Rights of others except where such infringement would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There is no claim, action or proceeding being made or brought, or to the knowledge of the Company, being threatened, against the Company or its Subsidiary regarding its Intellectual Property Rights which could have a Material Adverse Effect. The Company is unaware of any facts or circumstances which might give rise to any of the foregoing infringements or claims, actions or proceedings. The Company and its Subsidiary have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their Intellectual Property Rights.

          (x) Environmental Laws. The Company and its Subsidiary (i) are in compliance with any and all Environmental Laws (as hereinafter defined), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The term "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

          (y) Subsidiary Rights. The Company has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital securities of its Subsidiary as owned by the Company.

          (z) Tax Status. The Company and its Subsidiary (i) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

          (aa) Internal Accounting Controls. The Company and its Subsidiary maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. In addition, the Company has established and maintains disclosure controls and procedures as defined in Rule 13a-14 under the 1934 Act and in compliance with Rule 13a-15 under the 1934 Act.

          (bb) Disclosure. The Company confirms that neither it nor any other Person acting on its behalf has provided any of the Buyers or their respective agents or counsel with any information that constitutes or might constitute material, nonpublic information. The Borrower understands and confirms that each of the Buyers will rely on the foregoing representations in effecting transactions in securities of the Company. All disclosure provided to the Buyers regarding the Company, its business and the transactions contemplated hereby, including the Schedules to this Agreement, furnished by or on behalf of the Company are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or information exists with respect to the Company or its Subsidiary or either of its respective business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed (assuming for this purpose that the Company's reports filed under the Exchange Act of 1934, as amended, are being incorporated into an effective registration statement filed by the Company under the 1933
Act). The Company acknowledges and agrees that no Buyer makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 2.

          (cc) Sarbanes-Oxley Act. The Company is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof, except where such noncompliance would not have a Material Adverse Effect.

          (dd) FDA Compliance. The Company and its Subsidiaries, and the manufacture, marketing and sales of the Company's products, complies with any and all applicable requirements of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. ss.301, et seq., any rules and regulations of the Food and Drug Administration promugulated thereunder, and any similar laws outside of the United States to which the company is subject, except where such noncompliance would not have a Material Adverse Effect.

     4.   COVENANTS.

          (a) Best Efforts. Each party shall use its best efforts timely to satisfy each of the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

          (b) Form D and Blue Sky. The Company agrees to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to each Buyer promptly after such filing. The Company shall, on or before each of the Closing Dates, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Securities for sale to the Buyers at each of the Closings pursuant to this Agreement under applicable securities or "Blue Sky" laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Buyers on or prior to the Closing Dates. The Company shall make all filings and reports that it reasonably determines are necessary relating to the offer and sale of the Securities required under applicable securities or "Blue Sky" laws of the states of the United States following each of the Closing Dates; provided, however, that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction.

          (c) Reporting Status. Until the date on which the Investors (as defined in the Registration Rights Agreement) shall have sold all the Conversion Shares, Interest Shares and

Warrant Shares and none of the Notes or Warrants is outstanding (the "Reporting Period"), the Company shall timely file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would otherwise permit such termination.

          (d) Use of Proceeds. The Company will use the proceeds from the sale of the Securities for working capital purposes and not for the repayment of any outstanding Indebtedness of the Company or any Subsidiary.

          (e) Financial Information. The Company agrees to send the following to each Investor during the Reporting Period (i) unless the following are filed with the SEC through EDGAR and are available to the public through the EDGAR system, within one (1) Business Day after the filing thereof with the SEC, a copy of its Annual Reports on Form 10-K, its Quarterly Reports on Form 10-Q, any Current Reports on Form 8-K and any registration statements (other than on Form S-8) or amendments filed pursuant to the 1933 Act, (ii) on the same day as the release thereof, facsimile copies of all press releases issued by the Company or any Subsidiary, and (iii) copies of any notices and other information made available or given to the stockholders of the Company generally, contemporaneously with the making available or giving thereof to the stockholders.

          (f) Listing. The Company shall promptly secure the listing of all of the Registrable Securities (as defined in the Registration Rights Agreement) upon each national securities exchange and automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all Registrable Securities from time to time issuable under the terms of the Transaction Documents. The Company shall use its best efforts to maintain the Common Stock's authorization for quotation on the Principal Market. Neither the Company nor any Subsidiary shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the Principal Market. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 4(f).

          (g) Fees. The Company shall reimburse each Buyer for such Buyer's reasonable expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereunder, including all fees and expenses of such Buyer's agents, representatives, counsel and accountants. The Company shall be responsible for the payment of any placement agent's fees or broker's commissions relating to or arising out of the transactions contemplated hereby. Except as otherwise set forth in this Agreement or in the Registration Rights Agreement, each party to this Agreement shall bear its own expenses in connection with the sale of the Securities to the Buyers.

          (h) Pledge of Securities. The Company acknowledges and agrees that the Securities may be pledged by an Investor (as defined in the Registration Rights Agreement) in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Securities. The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Investor effecting a pledge of Securities shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document, including, without limitation, Section 2(f) of this Agreement; provided that an Investor and its pledgee shall be required to comply with the provisions of Section 2(f) hereof in order to effect a sale, transfer or assignment of Securities to such pledgee. The Company hereby agrees to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by an Investor.

          (i) Disclosure of Transactions and Other Material Information. On or before 8:30 a.m., New York City Time, on the first Trading Day following the Initial Closing Date, the Company shall file a Current Report on Form 8-K describing the terms of the transactions contemplated by the Transaction Documents in the form required by the 1934 Act, and attaching the material Transaction Documents (including, without limitation, this Agreement (and all schedules to this Agreement), the form of each of the Notes, the form of Warrant and the Registration Rights Agreement) as exhibits to such filing (including all attachments, the "8-K Filing"). On or before 8:30 a.m., New York City Time, on the first Trading Day following the Additional Closing Date, the Company shall file a Current Report on Form 8-K with the SEC describing the transaction consummated or proposed on such date. From and after the filing of the 8-K Filing with the SEC, no Buyer shall be in possession of any material, nonpublic information received from the Company, any Subsidiary or any of its respective officers, directors, employees or agents, that is not disclosed in the 8-K Filing. The Company shall not, and shall cause each Subsidiary and each of its respective officers, directors, employees and agents, not to, provide any Buyer with any material nonpublic information regarding the Company or any Subsidiary from and after the filing of the 8-K Filing with the SEC without the express written consent of such Buyer. In the event of a breach of the foregoing covenant by the Company, any Subsidiary, or its each of respective officers, directors, employees and agents, in addition to any other remedy provided herein or in the Transaction Documents, a Buyer shall have the right to demand that the Company make a public disclosure, and if the Company fails to do so within two Business Days the Buyer may make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material nonpublic information without the prior approval by the Company, each Subsidiary, or each of its respective officers, directors, employees or agents. No Buyer shall have any liability to the Company, any Subsidiary, or any of its or their respective officers, directors, employees, shareholders or agents for any such disclosure unless such Buyer acts with gross negligence or willful misconduct. Subject to the foregoing, neither the Company nor any Buyer shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of any Buyer, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith and (ii) as is required by applicable law and regulations, including the applicable rules and regulations of the Principal Market (provided that in the case of clause (i) each Buyer shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release).

          (j) Restriction on Redemption and Cash Dividends. So long as any Notes are outstanding, the Company shall not, directly or indirectly, repurchase, redeem, or declare or pay any cash dividend or distribution on, the Common Stock without the prior express written consent of the holders of Notes representing not less than two-thirds of the aggregate principal amount of the then outstanding Notes.

          (k) Additional Securities. For so long as any Buyer beneficially owns any Notes or Warrants, the Company will not issue any Notes other than to the Buyers as contemplated hereby and the Company shall not issue any other securities that would cause a breach or default under the Notes or Warrants.

          (l) Conduct of Business. The business of the Company and each Subsidiary shall not be conducted in violation of any law, ordinance or regulation of any governmental entity, except where such violations would not result, either individually or in the aggregate, in a Material Adverse Effect.

          (m) Variable Securities. The Company shall not, in any manner, issue or sell any rights, warrants or options to subscribe for or purchase Common Stock or directly or indirectly convertible into or exchangeable or exercisable for Common Stock at a price which varies or may vary with the market price of the Common Stock, including by way of one or more reset(s) to any fixed price unless the conversion, exchange or exercise price of any such security cannot be less than the then applicable Conversion Price (as defined in the Notes) under any Note.

          (n) Proxy Statement. The Company shall provide each stockholder entitled to vote at the next meeting of stockholders of the Company, which shall not be later than May 31, 2003 (the "Stockholder Meeting Deadline"), a proxy statement, which has been previously reviewed by the Buyers and a counsel for one of the Buyers, soliciting each such stockholder's affirmative vote at such stockholder meeting for approval of (x) the increase in the authorized Common Stock to 60 million shares and (y) the Company's issuance of all of the Securities as described in the Transaction Documents in accordance with the Company's Certificate of Incorporation and Bylaws and applicable law and the rules and regulations of the Principal Market (such affirmative approval being referred to herein as the "Stockholder Approval"), and the Company shall use its best efforts to solicit its stockholders' approval of such increase in the authorized Common Stock and the issuance of the Securities and to cause the Board of Directors of the Company to recommend to the stockholders that they approve such proposals. From and after the date hereof and prior to the Stockholder Approval, the Company shall not issue any securities (other than pursuant to contractual arrangements under which the Company is obligated as of the date hereof or convertible or exchangeable securities outstanding as of the date hereof, in each case in accordance with the terms in place on the date hereof) or take any other action that would reduce the percentage of shares of Common Stock held by the Company's stockholders that executed, delivered and are bound by the Voting Agreement.

          (o) Corporate Existence. So long as any Buyer beneficially owns any Notes or Warrants or has the right to purchase any Additional Notes, the Company shall maintain its corporate existence and shall not sell all or substantially all of the Company's assets, except in the event of a merger or consolidation or sale of all or substantially all of the Company's assets, where the surviving or successor entity in such transaction (i) assumes the Company's obligations hereunder and under the agreements and instruments entered into in connection herewith and (ii) is a publicly traded corporation whose common stock is quoted on or listed for trading on a Principal Market.

          (p) Reservation of Shares. The Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, from and after each Closing Date, a number of shares of Common Stock issuable upon conversion of, and as payment for interest on, the Notes being issued at such Closing and the number of shares of Common Stock issuable upon exercise of the Warrants being issued at such Closing in conformity with Section 3(c).

          (q) Incurrence of Indebtedness. For a period of three (3) years after the date hereof, so long as any Notes are outstanding, the Company shall not incur or suffer to exist any Indebtedness other than Permitted Indebtedness and indebtedness permitted by the holders of Notes representing at least two-thirds of the aggregate principal amount of the Notes then outstanding. For purposes hereof, "Permitted Indebtedness" means the Indebtedness existing on the date hereof as set forth on Schedule 3(r) and indebtedness incurred in connection with trade payables incurred in the ordinary course of business consistent with past practice.

          (r) Right of First Refusal. (i) For a period of 18 months following the Additional Closing Date (or the Stockholder Meeting Deadline, if there has been no Additional Closing Date), the Company shall not issue, sell or exchange, agree or obligate itself to issue, sell or exchange or reserve or set aside for issuance, sale or exchange, (A) any shares of Common Stock, (B) any other equity security of the Company, including without limitation shares of preferred stock,
(C) any debt security of the Company (other than debt with no equity feature), including without limitation any debt security which by its terms is convertible into or exchangeable for any equity security of the Company, (D) any security of the Company that is a combination of debt and equity, or (E) any option, warrant or other right to subscribe for, purchase or otherwise acquire any such equity security or any such debt security of the Company, unless in each case the Company shall have first offered to sell such securities (the "Offered Securities") to the Buyers as follows: The Company shall offer to sell to each Buyer (1) that portion of the Offered Securities as the number of shares of Common Stock (including all shares of capital stock or debt securing convertible into Common Stock on an as-converted basis) then held by such Buyer and acquired pursuant to the terms of the Transaction Documents, bears to the total number of shares of Common Stock (including all shares of capital stock convertible into Common Stock on an as-converted basis) held on such date by all Buyers and acquired pursuant to the terms of the Transaction Documents (the "Basic Amount"), and (2) such additional portion of the Offered Securities as such buyer shall indicate it will purchase should the other Buyers subscribe for less than their Basic Amounts (the "Undersubscription Amount"), at a price and on such other terms as shall have been specified by the Company in writing delivered to such Buyer (the "Offer"), which Offer by its terms shall remain open and irrevocable for a period of twenty (20) days from receipt of the Offer.

               (ii) Notice of each Buyer's intention to accept, in whole or in part, any Offer made pursuant to Section 4(r)(i) shall be evidenced by a writing signed by such Buyer and delivered to the Company prior to the end of the 20-day period of such offer, setting forth such of the Buyer's Basic Amount as such Buyer elects to purchase and, if such Buyer shall elect to purchase all of its Basic Amount, the Undersubcription Amount as such Buyer shall elect to purchase (the "Notice of Acceptance"). If the Basic Amounts subscribed for by all Buyers are less than the total Offered Securities then each Buyer who has set forth Undersubscription Amounts in its Notice of Acceptance shall be entitled to purchase all Undersubcription Amounts it has subscribed for; provided, however, that should the Undersubscription Amounts subscribed for exceed the difference between the Offered Securities and the Basic Amounts subscribed for (the "Available Undersubcription Amount"), each Buyer who has subscribed for any Undersubcripton Amount shall be entitled to purchase only that portion of the Available Undersubcription Amount as the Undersubcription Amount subscribed for by such Buyer bears to the total Undersubcription Amounts subscribed for by all Buyers, subject to rounding by the Board of Directors to the extent it deems reasonably necessary.

               (iii) Permitted Sales of Refused Securities. In the event that Notices of Acceptance are not given by the Buyer in respect of all the Offered Securities, the Company shall have sixty (60) days from the expiration of the period set forth in Section 4(r)(i) to close the sale of all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Buyer (the "Refused Securities") to the person or persons specified in the Offer, but only for cash and otherwise in all respects upon terms and conditions, including, without limitation, unit price and interest rates, which are no more favorable, in the aggregate, to such other person or persons or less favorable to the Company than those set forth in the Offer.

               (iv) Reduction in Amount of Offered Securities. In the event the Company shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 4(r)(iii) above), then each Buyer may, at its sole option and in its sole discretion, reduce the number or other units of the Offered Securities specified in its Notice of Acceptance to an amount which shall be not less than the amount of the Offered Securities which such Buyer elected to purchase pursuant to Section 4(r)(ii) multiplied by a fraction, (A) the numerator of which shall be the amount of Offered Securities which the Company actually proposes to sell, and (B) the denominator of which shall be the amount of all Offered Securities. In the event that any Buyer so elects to reduce the number or amount of Offered Securities specified in its Notice of Acceptance, the Company may not sell or otherwise dispose of more than the reduced amount of the Offered Securities until such securities have been offered to the Buyers in accordance with Section 4(r).

               (v) Closing. Upon each closing under this Section 4(r), which shall include full payment to the Company, the Buyer shall purchase from the Company, and the Company shall sell to the Buyer the number of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to
Section 4(r)(iv) if the Buyers have so elected, upon the terms and conditions specified in the Offer. The purchase by the Buyers of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and the Buyers of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Buyers and their respective counsel.

               (vi) Further Sale. In each case, any Offered Securities not purchased by the Buyers or other Person or Persons in accordance with Section 4 may not be sold or otherwise disposed of until they are again offered to the Buyers under the procedures specified in Section 4(r).

               (vii) Exception. The rights of the Buyers under this Section 4(r) shall not apply to: (A) Common Stock issued as a stock dividend to holders of Common Stock or upon any subdivision or combination of shares of Common Stock,
(B) Common Stock issued as interest payments to holders of Notes, (C) shares of Common Stock issued upon conversion of the Notes, (D) shares of Common Stock issued upon exercise of the Warrants and (E) Common Stock issued pursuant to the transactions contemplated in the Company's Debenture Purchase Agreement dated December 19, 2002 with Aventis Pharmaceuticals Inc. (the debentures issued thereunder being the "Aventis Debentures").

     5.   REGISTER; TRANSFER AGENT INSTRUCTIONS.

          (a) Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to each holder of Notes or Warrants), a register for the Notes and the Warrants, in which the Company shall record the name and address of the Person in whose name the Notes and the Warrants have been issued (including the name and address of each transferee), the principal amount of Notes held by such Person and the number of Warrant Shares issuable upon exercise of the Warrants held by such Person. The Company shall keep the register open and available at all times during business hours for inspection of any Buyer or its legal representatives.

          (b) Transfer Agent Instructions. The Company shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent, to issue certificates or credit shares to the applicable balance accounts at DTC, registered in the name of each Buyer or its respective nominee(s), for the Conversion Shares, the Interest Shares, if any, and the Warrant Shares in such amounts as specified from time to time by each Buyer to the Company upon conversion of the Notes or exercise of the Warrants in the form of Exhibit E attached hereto (the "Irrevocable Transfer Agent Instructions"). The Company warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5(b), and stop transfer instructions to give effect to Section 2(f) hereof, will be given by the Company to its transfer agent, and that the Securities shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the other Transaction Documents. If a Buyer effects a sale, assignment or transfer of the Securities in accordance with Section 2(f), the Company shall permit the transfer and shall promptly instruct its transfer agent to issue one or more certificates or credit shares to the applicable balance accounts at DTC in such name and in such denominations as specified by such Buyer to effect such sale, transfer or assignment. In the event that such sale, assignment or transfer involves Conversion Shares, Interest Shares or Warrant Shares sold, assigned or transferred pursuant to an effective registration statement or pursuant to Rule 144, the transfer agent shall issue such Securities to the Buyer, assignee or transferee, as the case may be, without any restrictive legend. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to a Buyer. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this
Section 5(b) will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 5(b), that a Buyer shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

     6.   CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.

          (a) Initial Closing Date. The obligation of the Company hereunder to issue and sell the Initial Notes and the related Initial Warrants to each Buyer at the Initial Closing is subject to the satisfaction, at or before the Initial Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing each Buyer with prior written notice thereof:

               (i) Such Buyer shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company.

               (ii) Such Buyer shall have delivered to the Company the Purchase Price (less, the amounts withheld pursuant to Section 4(g)) for the Initial Notes and the related Initial Warrants being purchased by such Buyer at the Initial Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

               (iii) The representations and warranties of such Buyer shall be true and correct in all material respects as of the date when made and as of the Initial Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and such Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Buyer at or prior to the Initial Closing Date.

          (b) Additional Closing Date. The obligation of the Company hereunder to issue and sell the Additional Notes and the related Additional Warrants to each Buyer at the Additional Closing is subject to the satisfaction, at or before such Additional Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing each Buyer with prior written notice thereof:

               (i) Such Buyer shall have delivered to the Company the Purchase Price for the Additional Notes and the related Additional Warrants being purchased by such Buyer at the Additional Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

               (ii) The representations and warranties of such Buyer shall be true and correct in all material respects as of the date when made and as of the Additional Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and such Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Buyer at or prior to the Additional Closing Date.

     7.   CONDITIONS TO EACH BUYER'S OBLIGATION TO PURCHASE.

          (a) Initial Closing Date. The obligation of each Buyer hereunder to purchase the Initial Notes and the related Initial Warrants at the Initial Closing is subject to the satisfaction, at or before the Initial Closing Date, of each of the following conditions, provided that these conditions are for each Buyer's sole benefit and may be waived by such Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:

               (i) The Company  shall have  executed and delivered to such Buyer
(i) each of the Transaction Documents and (ii) the Initial Notes (in such principal amounts as such Buyer shall request) and the related Initial Warrants (in such amounts as such Buyer shall request) being purchased by such Buyer at the Initial Closing pursuant to this Agreement.

               (ii) Such Buyer shall have received the opinion of White & Case, the Company's counsel, dated as of the Initial Closing Date, in form, scope and substance reasonably satisfactory to such Buyer and in substantially the form of Exhibit F attached hereto.

               (iii) The Company shall have delivered to such Buyer a copy of the Irrevocable Transfer Agent Instructions, in the form of Exhibit E attached hereto, which instructions shall have been delivered to and acknowledged in writing by the Company's transfer agent.

               (iv) The Company shall have delivered to such Buyer a certificate evidencing the incorporation and good standing of the Company in its state of incorporation issued by the Secretary of State of such state of incorporation as of a date within 10 days of the Initial Closing Date.

               (v) The Company shall have delivered to such Buyer a certificate evidencing the Company's qualification as a foreign corporation and good standing issued by the Secretary of State of the State of Florida as of a date within 10 days of the Initial Closing Date.

               (vi) The Company shall have delivered to such Buyer a certified copy of the Certificate of Incorporation as certified by the Secretary of State of the State of Delaware within 10 days of the Initial Closing Date.

               (vii) The Company shall have delivered to such Buyer a certificate, executed by the Secretary of the Company and dated as of the Initial Closing Date, as to (i) the resolutions consistent with Section 3(b) as adopted by the Company's Board of Directors in a form reasonably acceptable to such Buyer (the "Resolutions"), (ii) the Certificate of Incorporation and (iii) the Bylaws, each as in effect at the Initial Closing, in the form attached hereto as Exhibit G.

               (viii) The representations and warranties of the Company shall be true and correct in all material respects (except for representations and warranties that are qualified by materiality, which shall be true and correct in all respects) as of the date when made and as of the Initial Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all material respects (except for covenants, agreements and conditions that are qualified by materiality, which shall be complied with in all respects) with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Initial Closing Date. Such Buyer shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Initial Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Buyer in the form attached hereto as Exhibit H.

               (ix) The Company shall have delivered to such Buyer a letter from the Company's transfer agent certifying the number of shares of Common Stock outstanding as of a date within five days of the Initial Closing Date.

               (x) The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Initial Notes and the Initial Warrants other than the Stockholders Approval.

               (xi) The Company and holders of Common Stock representing not less than 38.2% of the Company's outstanding Common Stock shall have executed and delivered a Voting Agreement in the form attached hereto as Exhibit I.

               (xii) The Company shall have received at least $15 million in aggregate proceeds hereunder (less any amounts permitted to be withheld hereunder).

               (xiii) The Company shall have delivered to such Buyer such other documents relating to the transactions contemplated by this Agreement as such Buyer or its counsel may reasonably request.

          (b) Additional Closing Date. The obligation of any applicable Buyer hereunder to purchase the Additional Notes and the related Additional Warrants at the Additional Closing is subject to the satisfaction, at or before the Additional Closing Date, of each of the following conditions, provided that these conditions are for such Buyer's sole benefit and may be waived by such Buyer's at any time in its sole discretion by providing the Company with prior written notice thereof:

               (i) The Company shall have executed and delivered to such Buyer the Additional Notes (in such principal amounts as such Buyer shall request) and related Additional Warrants (in such principal amounts as such Buyer shall request) being purchased by such Buyer at the Additional Closing pursuant to this Agreement.

               (ii) Such Buyer shall have received the opinion of counsel reasonably acceptable to the Buyer, dated as of the Additional Closing Date, in form, scope and substance reasonably satisfactory to such Buyer and in substantially the form of Exhibit F attached hereto.

               (iii) The Irrevocable Transfer Agent Instructions shall remain in effect as of the Additional Closing Date and the Company shall cause its transfer agent to deliver a letter to such Buyer to that effect.

               (iv) The Company shall have delivered to such Buyer a certificate evidencing the incorporation and good standing of the Company in its state of incorporation issued by the Secretary of State of such state of incorporation as of a date within 10 days of the Additional Closing Date.

               (v) The Company shall have delivered to such Buyer a certificate evidencing the Company's qualification as a foreign corporation and good standing issued by the Secretary of State of the State of Florida as of a date within 10 days of the Additional Closing Date.

               (vi) The Company shall have delivered to such Buyer a certified copy of the Certificate of Incorporation as certified by the Secretary of State of the State of Delaware within 10 days of the Additional Closing Date.

               (vii) The Company shall have delivered to such Buyer a certificate, executed by the Secretary of the Company dated as of the Additional Closing Date, as to (i) the Resolutions, (ii) the Certificate of Incorporation and (iii) the Bylaws, each as in effect at the Additional Closing, in the form attached hereto as Exhibit G.

               (viii) The representations and warranties of the Company shall be true and correct in all material respects (except for representations and warranties that are qualified by materiality, which shall be true and correct in all respect) as of the date when made and as of the Additional Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all material respects (except for covenants, agreements and conditions that are qualified by materiality, which shall be complied with in all respect) with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Additional Closing Date. Such Buyer shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Additional Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Buyer in the form attached hereto as Exhibit H.

               (ix) The Company shall have delivered to such Buyer a letter from the Company's transfer agent certifying the number of shares of Common Stock outstanding as of a date within five days of the Additional Closing Date.

               (x) The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Additional Notes and the Additional Warrants being purchased at the Additional Closing.

               (xi) During the period beginning on the Initial Closing Date and ending on and including the Additional Closing Date, neither the Company nor its Subsidiary shall have been in material default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or its Subsidiary, nor shall there exist as of the Additional Closing Date an event that with the passage of time or giving notice, and assuming it were not cured, would constitute such a default.

               (xii) The Company shall have delivered to such Buyer such other documents relating to the transactions contemplated by this Agreement as such Buyer or its counsel may reasonably request.

     8. TERMINATION. In the event that the Initial Closing shall not have occurred with respect to a Buyer on or before forty-five (45) days from the date hereof due to the Company's or such Buyer's failure to satisfy the conditions set forth in Sections 6 and 7 above (and the nonbreaching party's failure to waive such unsatisfied condition(s)), the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party; provided, however, that if this Agreement is terminated pursuant to this
Section 8, the Company shall remain obligated to reimburse the Buyers for the expenses described in Section 4(g) above.

     9.   MISCELLANEOUS.

          (a) Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party (other than Heartland Group, Inc. ("Heartland")) hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan and the state and federal courts sitting in Milwaukee, Wisconsin, and Heartland hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in Milwaukee, Wisconsin, in each case for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

          (b) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

          (c) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

          (d) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

          (e) Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Buyers, the Company, their affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the holders of Notes representing at least two-thirds of the aggregate principal amount of the Initial Notes, or, if prior to the Initial Closing Date, the Buyers listed on the Schedule of Buyers as being obligated to purchase at least two-thirds of the aggregate principal amount of the Initial Notes. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Notes then outstanding. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration also is offered to all of the parties to the Transaction Documents, holders of Notes or holders of the Warrants, as the case may be. The Company has not, directly or indirectly, made any agreements with any Buyers relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents.

          (f) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

     If to the Company:

          Aphton Corporation
          80 SW Eighth Street
          Miami, Florida  33130
          Telephone:     (305) 374-7338
          Facsimile:     (305) 374-7615
          Attention:     Philip C. Gevas
     with a copy to:

          White & Case LLP
          1155 Avenue of the Americas
          New York, New York  10036
          Telephone:     (212) 819-8200
          Facsimile:     (212) 354-8113
          Attention:     Jonathan Kahn, Esq.

     If to the Transfer Agent:

          U.S. Stock Transfer Corporation
          1745 Gardena Avenue
          Glendale, CA  91204-2991
          Telephone:     (818) 502-1404
          Facsimile:     (818) 502-0674
          Attention:     William Garza

If to a Buyer, to its address and facsimile number set forth on the Schedule of Buyers, with copies to such Buyer's representatives as set forth on the Schedule of Buyers, or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

          (g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Notes or the Warrants. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the holders of Notes representing at least two-thirds of the aggregate principal amount of the Notes then outstanding, including by merger or consolidation, except pursuant to a Change of Control (as defined in Section 5 of the Notes) with respect to which the Company is in compliance with Section 5 of the Notes and Section 4(b) of the Warrants. A Buyer may assign some or all of its rights hereunder without the consent of the Company, in which event such assignee shall be deemed to be a Buyer hereunder with respect to such assigned rights.

          (h) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

          (i) Survival. Unless this Agreement is terminated under Section 8, the representations and warranties of the Company and the Buyers contained in Sections 2 and 3, the agreements and covenants set forth in Sections 4, 5 and 9 shall survive each Closing. Each

Buyer shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

          (j) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

          (k) Indemnification. In consideration of each Buyer's execution and delivery of the Transaction Documents and acquiring the Securities thereunder and in addition to all of the Company's other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless each Buyer and each other holder of the Securities and all of their stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons' agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby or
(c) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities, (iii) any disclosure made by such Buyer pursuant to Section 4(i), or (iv) the status of such Buyer or holder of the Securities as an investor in the Company. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 9(k) shall be the same as those set forth in Section 6 of the Registration Rights Agreement.

          (l) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

          (m) Remedies. Each Buyer and each holder of the Securities shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, the Company recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the Buyers. The Company therefore agrees that the Buyers shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

          (n) Payment Set Aside. To the extent that the Company makes a payment or payments to the Buyers hereunder or pursuant to any of the other Transaction Documents or the Buyers enforce or exercise their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

          (o) Independent Nature of Buyers' Obligations and Rights. The obligations of each Buyer under any Transaction Document are several and not joint with the obligations of any other Buyer, and no Buyer shall be responsible in any way for the performance of the obligations of any other Buyer under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Buyer pursuant hereto or thereto, shall be deemed to constitute the Buyers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Buyers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Buyer confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Buyer shall be entitled to independently protect and enforce its rights, including, without limitations, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any other Buyer to be joined as an additional party in any proceeding for such purpose.

          (p) Heartland Value Fund. The Company understands and agrees that Heartland is entering into this Agreement solely on behalf of Heartland Value Fund and that any claims that the Company may have against Heartland Group, Inc. under this Agreement or otherwise in connection wit the transactions contemplated hereby shall only be made against the assets of the Heartland Value Fund.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, each Buyer and the Company have caused this Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANY:                                  BUYERS:
APHTON CORPORATION                        SF CAPITAL PARTNERS LTD.



By: /s/ Philip Gevas                      By: /s/ Brian H. Davidson
   ----------------------------------        ----------------------------------
     Name:    Philip Gevas                   Name:  Brian H. Davidson
     Title:   Chief Executive Officer        Title: Authorized Signatory


                                          HEARTLAND GROUP, INC. solely on behalf
                                          of the Heartland Value Fund



                                          By: /s/ Paul T. Beste
                                             ----------------------------------
                                             Name:  Paul T. Beste
                                             Title: Vice President and
                                                      Secretary


                                          SMITH BARNEY FUNDAMENTAL VALUE
                                          FUND INC.
                                          (NOMINEE NAME:  HORIZON WAVES & CO.)



                                          By: /s/ John G. Goode
                                             ----------------------------------
                                             Name:  John G. Goode
                                             Title: Managing Director

                               SCHEDULE OF BUYERS


          (1)                         (2)                   (3)         (4)                     (5)

                                                         Aggregate   Aggregate
                                                            Principal - Principal
                                                            Amount of   Amount of
                                                             Initial    Additional           Legal Representative's
         Buyer           Address and Facsimile Number         Notes       Notes           Address and Facsimile Number

SF Capital Partners     c/o Staro Asset Management LLC     $5,000,000   $5,000,000        Schulte Roth & Zabel LLP
Ltd.                    3600 South Lake Drive                                             919 Third Avenue
                        St. Francis, Wisconsin 53235                                      New York, New York 10022
                        Attention: Brian Davidson                                         Attention: Eleazer Klein, Esq.
                                    Dan McNally, Esq.                                     Facsimile: (212) 593-5955
                        Facsimile: (414) 294-7700                                         Telephone:  (212) 756-2376
                        Telephone: (414) 294-7000
                        Residence:  BVI


Heartland Group, Inc.   Heartland Group, Inc.              $5,000,000       $0            Quarles & Brady LLP
                        789 North Water Street                                            411 East Wisconsin Avenue
                        Milwaukee, Wisconsin 53202                                        Milwaukee, Wisconsin  53202
                        Attention:  Connie Wick                                           Attention: Charles M. Weber, Esq.
                        Facsimile:  (414) 347-0346                                        Facsimile:  (414) 978-8708
                        Telephone:  (414) 977-8727                                        Telephone:  (414) 277-5107
                        Principal Place of Business: WI
                        Incorporation:  MD

Smith Barney            c/o Davis Skaggs Investment        $5,000,000       $0            Citigroup Asset Management
Fundamental Value Fund  Management                                                        Mutual Funds Legal Department
Inc.                    1 Sansome Street, 36th Floor                                      300 First Stamford Place, 4th Floor
                        San Francisco, CA  94104                                          Stamford, CT  06902
                        Attention:  John G. Goode                                         Attention:  Gordon E. Swartz, Esq.
                        Facsimile:  (415) 984-6606                                        Facsimile:  (203) 890-7068
                        Telephone:  (415) 984-6513                                        Telephone:  (203) 890-7045

                                    EXHIBITS



Exhibit A         Form of Initial Notes
Exhibit B         Form of Additional Notes
Exhibit C         Form of Warrants
Exhibit D         Form of Registration Rights Agreement
Exhibit E         Form of Irrevocable Transfer Agent Instructions
Exhibit F         Form of Company Counsel Opinion
Exhibit G         Form of Secretary's Certificate
Exhibit H         Form of Officer's Certificate
Exhibit I         Form of Voting Agreement

                                    SCHEDULES

Schedule 3(l)              Absence of Certain Changes
Schedule 3(r)(i)           Indebtedness and Other Contracts
Schedule 3(r)(ii)          Material Contracts
Schedule 3(w)              Intellectual Property